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                                                                                                       EXHIBIT 12

                                        AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIES
                                    Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                   (in millions except ratio data)

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                                                                                                        Twelve
                                                                                                        Months
                                                                    Year Ended December 31,             Ended
                                                       ----------------------------------------------
                                                        1998      1999      2000      2001     2002     3/31/03
                                                        ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on Long-term Debt                           $  569    $  618    $  618    $  605    $  642   $  665
  Interest on Short-term Debt                             134       149       259       148        67       52
  Miscellaneous Interest Charges                           77        77       161       132       106      105
  Estimated Interest Element in Lease Rentals             222       212       223       222       229      229
  Preferred Stock Dividends                                29        28        32        15        84       85
                                                       ------    ------    ------    ------    ------   ------
     Total Fixed Charges                               $1,031    $1,084    $1,293    $1,122    $1,128   $1,136
                                                       ======    ======    ======    ======    ======   ======

Earnings:
  Income Before Income Taxes                           $1,357    $1,333    $  782    $1,463    $  235   $  446
  Plus Fixed Charges (as above)                         1,031     1,084     1,293     1,122     1,128    1,136
  Less Undistributed Earnings in Equity Investments        42        46        46        28        12       13
                                                       ------    ------    ------    ------    ------   ------
     Total Earnings                                    $2,346    $2,371    $2,029    $2,557    $1,351   $1,569
                                                       ======    ======    ======    ======    ======   ======

Ratio of Earnings to Fixed Charges                       2.27      2.18      1.56      2.27      1.19     1.38
                                                         ====      ====      ====      ====      ====     ====
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